EXHIBIT 99.1
ShopNBC Initiates Process to Review Strategic Alternatives
Minneapolis, Minn., September 11, 2008 – ShopNBC (Nasdaq: VVTV) today announced that its Board of Directors has appointed a Special Committee of independent directors to review strategic alternatives to maximize stockholder value. The Committee will consist of two current independent directors, George A. Vandeman, who will serve as its Chairman, and Robert J. Korkowski. A third independent director is expected to be appointed to the Board and will serve on the Special Committee. The Special Committee has retained Piper Jaffray & Co. as its financial advisor to assist in this process.
The Company said there can be no assurance that the review process will result in the announcement or consummation of any sale or other transaction. ShopNBC does not intend to comment publicly with respect to any potential strategic alternatives it may choose to pursue unless or until a specific alternative is approved by its Board of Directors.
About ShopNBC
ShopNBC is a direct-to-consumer, multimedia shopping destination for little luxuries and fashion must-haves. The shopping network reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (Nasdaq: VVTV). For more information, please visit www.ShopNBC.com.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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CONTACT:
Frank Elsenbast, Chief Financial Officer, 952-943-6262